Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the TurboChef Technologies, Inc. 2003 Stock Incentive Plan of TurboChef Technologies, Inc. of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of TurboChef Technologies, Inc, TurboChef Technologies, Inc.’s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TurboChef Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta Georgia
September 13, 2005